Exhibit 10.2


                                CBRL GROUP, INC.
                                       AND
                                  SUBSIDIARIES


                  FY 2005 MID-TERM INCENTIVE AND RETENTION PLAN

                                    ARTICLE I
                                     General

         1.1 Establishment of the Plan. Pursuant to the 2002 Omnibus Incentive Compensation Plan (the "Omnibus Plan"), the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of CBRL Group, Inc. (the "Company") hereby establishes this FY 2005 Mid-Term Incentive and Retention Plan (the "MTIRP").

         1.2 Plan Purpose. The purposes of this MTIRP are to reward officers of the Company and its principal operating subsidiaries for the Company's (or the subsidiary's) financial performance during fiscal year 2005, to attract and retain the best possible executive talent, to motivate officers to focus attention on long-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of the Company.

         1.3 MTIRP Subject to Omnibus Plan. This MTIRP is established pursuant to, and it comprises a part of the Omnibus Plan. Accordingly, all of the terms and conditions of the Omnibus Plan are incorporated in this MTIRP by reference as if included verbatim. In case of a conflict between the terms and conditions of the MTIRP and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

                                   ARTICLE II
                                   Definitions

         2.1 Omnibus Plan Definitions. Capitalized terms used in this MTIRP without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

         2.2 Other Definitions. In addition, whenever used in this MTIRP, the following terms have the meanings set forth below:

         (a) "Cause," in addition to those reasons specified in the Omnibus Plan, also includes unsatisfactory performance or staff reorganizations.

         (b) "MTIRP Award" means an Award of Restricted Stock or Restricted Stock and cash determined and authorized as provided in this MTIRP.

         (c) "Payout Amount" means, for each Participant, a number equal to that Participant's Target Award multiplied by the applicable Payout Percentage.

         (d) "Payout Percentage" means the percentage determined according to the relative 2005 Revenue Growth and 2005 ROAIC as set forth on Schedule A attached to and part of this MTIRP; however, the Payout Percentage shall never be less than 50% nor greater than 200%.

         (e) "Payout Date" means the first day of the Company's 2008 fiscal year.

         (f) "Performance Period" means the Company's 2005 fiscal year.

         (g) "Restricted Stock" means shares of Common Stock that may be earned under the MTIRP, which shares, once determined as of the end of the Company's 2005 fiscal year, if the applicable Qualified Performance Measures are satisfied, shall vest, without further or additional conditions, at the end of the Company's 2007 fiscal year.

         (h) "Retirement" (or the correlative "Retire" or "Retires") means the voluntary termination of employment by a Participant in good standing under this MTIRP at a time when the age of the Participant plus the Participant's years of service with the Company, its predecessors or subsidiaries is equal to or greater than 65.

         (i) "Target Award" means an amount equal to a Participant's base salary at the end of the Company's 2004 fiscal year multiplied by that Participant's Target Percentage.

         (j) "Target Percentage" means a percentage applicable to each Participant that has been established by the Committee within the first 90 days of the Company's 2005 fiscal year or, in the case of new hires or Participants who are promoted, established at the time of hiring or promotion, consistent with those established for the same or similar position by the Committee within the first 90 days of the 2005 fiscal year.

         (k) "2005 Revenue Growth" means the percentage increase in the Company's (or Subsidiary's, as applicable) total revenue during the Company's 2005 fiscal year when compared to the Company's (or Subsidiary's, as applicable) total revenue during the Company's 2004 fiscal year.

         (l) "2005 ROAIC" means return on the Company's (or Subsidiary's, as applicable) average adjusted invested capital during the Company's 2005 fiscal year, which shall be determined by dividing the Company's net income (or Subsidiary's tax-effected operating income, as applicable) for fiscal 2005 (before non-billboard rent expense, and both net income, or operating income as applicable, and non-billboard rent tax-effected at the Company's annual plan rate) by a five-point average of adjusted invested capital (beginning of 2005 fiscal year and at the end of each of the four 2005 fiscal quarters). Adjusted invested capital equals the sum of long-term debt, shareholders' equity and capitalized non-billboard operating leases (at 8 times last-twelve-months annual rent), or for Subsidiaries, the sum of Net Working Capital (current assets excluding cash and deferred tax assets, if any, less current liabilities excluding income taxes payable and deferred tax liabilities, if any), plus net fixed assets, plus capitalized non-billboard operating leases (at 8 times last-twelve-months annual rent), excluding goodwill, if any.

                                   ARTICLE III
                          Eligibility and Participation

         3.1 Eligibility. The Participants in the MTIRP shall be those persons designated by the Committee during the first 90 days of the Company's 2005 fiscal year or new hires or those persons who may be promoted and are designated as Participants by the Committee at the time of hiring or promotion.

                                   ARTICLE IV
                                     Awards

         4.1 Qualified Performance Measures. The Qualified Performance Measures for the MTIRP shall be a combination of the 2005 Revenue Growth and 2005 ROAIC as specified in this MTIRP.

         4.2 MTIRP Awards. MTIRP Awards shall consist either of 100% Restricted Stock or 50% Restricted Stock and 50% cash. Participants, prior to August 29, 2004, may elect whether the Award will consist of all Restricted Stock or 50% cash and 50% Restricted Stock. The failure to elect shall be deemed an election to receive 100% Restricted Stock. The number of shares of Restricted Stock making up an Award shall be determined by dividing the Payout Amount (or 50% of the Payout Amount if a Participant has elected to receive 50% cash and 50% Restricted Stock) by the Fair Market Value of the Common Stock on the last trading day of the Performance Period.

         4.3 Payment of Performance Awards. After the close of the Performance Period, the Committee shall certify in writing the achievement of the applicable Qualified Performance Measures and the amounts of any Awards payable to the Participants under all applicable formulas and standards. The Restricted Stock, together with any cash portion of any Award (if a Participant has elected 50% cash and 50% Restricted Stock) and accumulated dividends pursuant to Section 6.1 of this document shall thereafter be distributed, subject to forfeiture or lapse as provided in this MTIRP, to each Participant within a reasonable time following the Payout Date.

                                    ARTICLE V
                            Termination of Employment

         5.1 Termination of Employment Other Than For Cause. When a Participant Retires or a Participant's employment is terminated for any reason other than for Cause or voluntary resignation, the Award shall be reduced to reflect only employment prior to that termination. The reduced award shall be based upon the number of calendar months of employment from the beginning of the Performance Period until the date of such termination. In the case of a Participant's disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company's then-effective group long-term disability insurance benefit for officers. The pro-rated Award thus determined shall be payable at the time specified in Section 4.3.

         5.2 Termination of Employment For Cause. If, prior to the Payout Date, a Participant's employment is terminated for Cause (of which the Committee shall be the sole judge) , or the Participant voluntarily resigns (other than through Retirement), all of the Participant's rights to an MTIRP Award for the Performance Period shall be forfeited.

                                   ARTICLE VI
                         Certain Rights of Participants

         6.1 Shareholder. Dividends payable on Common Stock after the Performance Period but before the Payout Date shall accrue on Restricted Stock awarded pursuant to this MTIRP and they shall be payable, without interest, to Participants along with the remainder of the Award following the Payout Date. Except as set forth in the preceding sentence, Participants shall have no rights as shareholders with respect to any Restricted Shares until after the Payout Date.


                                   ARTICLE VII
                                Change in Control

         7.1 Effect of Change in Control. In the event of a Change in Control prior to the Payout Date, an MTIRP Award that has not expired or been forfeited shall be deemed to have been earned and shall become fully payable and the assumption shall be made that all Qualified Performance Measures have been fully achieved throughout the entire Performance Period. If a Participant is not fully vested in his or her MTIRP Award upon a Change in Control, that Participant's entire MTIRP Award shall be fully vested effective the day prior to the date of the Change in Control. The entire MTIRP Award shall be paid to the Participant as soon as administratively possible, but no later than 30 days following a Change in Control.